BRUCE J. RUSHALL EILEEN L. McGEEVER	RUSHALL & McGEEVER A PROFESSIONAL LAW CORPORATION 6100 INNOVATION WAY CARLSBAD, CALIFORNIA 92009	TELEPHONE: (760) 438-6855 FACSIMILE: (760) 438-3026 E-MAIL: rm@rushallmcgeever.com

December 8, 2014

MINISTRY PARTNERS INVESTMENT COMPANY, LLC

915 West Imperial Highway, Suite 120

Brea,  CA 92821

Re:Registration of $85 Million of Class 1 Notes

Legality of Class 1 Notes

Gentlemen:

      You have requested that we, as special legal counsel to Ministry Partners Investment Company, LLC (the “Company”), render our opinion as to the validity of the Company’s issuance of up to $85,000,000 in principal amount of its Class 1 Notes (the “Notes”) which are to be issued under the Class 1 Notes Trust Indenture (the “Indenture”) in two Series, Fixed and Variable, in the manner described in the Company’s Registration Statement on Form S‑1 filed with the Securities and Exchange Commission (the “Commission”) on October 9, 2014, as amended (the “Registration Statement”), as part of which this letter is submitted.

We have examined and relied upon the Company’s charter documents, including its articles of organization and operating agreement, and meeting minutes and consents of the Company’s management regarding the authorization of the execution and delivery of the Indenture and the issuance of the Notes, the other records of the Company as provided to us by the Company, the Registration Statement, the form of the Indenture, certificates of representatives of the Company, certificates of public officials and such other documents, instruments and certificates as we have deemed necessary as a basis for the opinions hereinafter expressed.

In rendering the opinion expressed herein, we have assumed without investigation that (i) the Trustee under the Indenture (the “Trustee”) has the power, corporate or other, to enter into and perform its obligations under the Indenture; (ii) the Indenture will be duly authorized, executed and delivered by the parties thereto in substantially the form filed as an exhibit to the Registration Statement and reviewed by us and will be a valid and binding obligation of the Trustee; (iii) the Trustee shall have been qualified under the Trust Indenture Act of 1939, as amended; and (iv) each purchaser of each Note (the “Purchaser”) respectively has the legal capacity or power, corporate or other, to enter into and perform its obligations under the purchase agreement for each Note (the “Purchase Agreement”).

We express no opinion herein as to the laws of any jurisdiction other than the state laws of the State of California and the federal laws of the United States of America. Our opinions are qualified to the extent that they may be subject to or affected by (i) applicable bankruptcy, insolvency, reorganization, moratorium, usury, fraudulent conveyance or similar laws relating to or affecting the rights or remedies of creditors generally, (ii) duties and standards imposed on creditors and parties to contracts, including, without limitation, requirements of materiality, good faith, reasonableness and fair dealing, and (iii) general equitable principles. Furthermore, we express no opinion as to the availability of any equitable or specific remedy upon any breach of any of the agreements as to which we are opining herein, or any of the agreements, documents or obligations referred to therein, or to the successful assertion of any equitable defenses, inasmuch as the availability of such remedies or the success of any equitable defenses may be subject to the discretion of a court. We also express no opinion herein with respect to the securities or Blue Sky laws of any state or other jurisdiction of the United States or of any foreign jurisdiction. In addition, we express no opinion and make no statement herein with respect to the antifraud laws of any jurisdiction.

We also express no opinion herein as to any provision of the Notes or the Indenture (a) that may be deemed to or construed to waive any right of the Company; (b) to the effect that rights and remedies are not exclusive, or that every right or remedy is cumulative and may be exercised in addition to or with any other right or remedy and does not preclude recourse to one or more other rights or remedies; (c) relating to the effect of invalidity or unenforceability of any provision of the Notes or the Indenture on the validity or enforceability of any other provision thereof; (d) which is in violation of public policy; (e) which provides that the terms of the Notes or the Indenture may not be waived or modified except in writing; (f) purporting to indemnify any person against his, her or its own negligence or misconduct; or (g) relating to choice of law or consent to jurisdiction.

Based upon and subject to the foregoing, we are of the opinion that:

1.The Indenture has been duly authorized and, when duly executed and delivered by the Company, will constitute the valid and binding agreement of the Company, enforceable against the Company in accordance with its terms.

2.The Notes have been duly authorized and, when duly executed, authenticated and delivered by the Company and authenticated by the Trustee in accordance with the provisions of the Indenture and delivered to, and paid for by, the Purchasers in accordance with the terms of their respective Purchase Agreements, will constitute legal, valid and binding obligations of the Company entitled to the benefits of the Indenture and enforceable against the Company in accordance with their terms.

Our opinion expressed herein is applicable only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters. Our opinion is based upon currently existing statutes, rules, regulations and judicial decisions, and we disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments which might affect any matters or opinions set forth herein.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the use of our name therein and in the Prospectus. In giving such consent, we do not hereby admit that we are in a category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Bruce J. Rushall

BRUCE J. RUSHALL

for the Firm of

RUSHALL & McGEEVER

BJR:cak